Terra Industries Inc. 600 Fourth Street
Exhibit 99.1	P.O. Box 6000 Sioux City, IA 51102-6000
Phone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305

Terra mothballs Donaldsonville ammonia plant,

enters into ammonia purchase agreement

Sioux City, Iowa (May 2, 2005)—Terra Industries Inc. (NYSE symbol: TRA) announced today that it has mothballed its Donaldsonville, La., ammonia plant indefinitely. The ammonia plant, which has an annual production capacity of approximately 500,000 tons, last operated on Dec. 23, 2004.

As the Donaldsonville facility’s other manufacturing plants were previously shut down, the mothballing of the ammonia plant completes the transition from an integrated manufacturing facility to a facility used solely as a storage and distribution terminal.

Terra also announced that it has entered into an agreement to purchase ammonia for delivery to Donaldsonville from Yara, a major international ammonia manufacturer. The agreement’s required purchase quantities are about the same as the mothballed plant’s manufacturing capacity. The agreement is for an initial three-year term, with automatic renewal periods beginning every two years thereafter.

“High, volatile natural gas prices make it uneconomical to keep the Donaldsonville ammonia plant on standby, said Michael L. Bennett, Terra’s President and CEO. “We are pleased to have secured a competitive ammonia supply contract to replace the manufactured ammonia and believe the Donaldsonville facility’s storage and distribution capabilities will enable Terra to seamlessly supply our customers, as well as provide future strategic opportunities.”

Terra Industries Inc., with 2004 revenues of $1.9 billion pro forma the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

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This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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